Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors and Shareholders
American Physicians Service Group, Inc.

We consent to incorporation by reference in the registration statements (No. 33-66308, No. 333-07427, and No. 333-62233) on Form S-8 of American Physicians Service Group, Inc. of our report dated April 15, 2002, with respect to the consolidated balance sheets of American Physicians Service Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 10-KSB of American Physicians Service Group, Inc. Our report refers to the restatement of the consolidated financial statements as of December 31, 2000 and for the year then ended.


/s/ KPMG, LLP
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Austin, Texas
April 15, 2002